                                                                     EXHIBIT 99A
                  GOLDEN STATE BANCORP INC. AND SUBSIDIARIES
                    MATURITY AND RATE SENSITIVITY ANALYSIS
                             (dollars in millions)
                                  (Unaudited)

                                                                                   Maturity/Rate Sensitivity
                                                                       --------------------------------------------------

                                             Total           % of       Within      Over 6 to 12        1-5        Over 5
At December 31, 1997                        Balance         Total      6 Months      Months            Years       Years
--------------------                      -----------     --------    ---------    ----------       ---------    -------
INTEREST-EARNING ASSETS (1):
  Loans receivable:
    Single-family 1-4 units (2)(3)           $ 8,794          57.3%      $3,834        $1,454          $2,832         $674
    Multi-family and non-residential (2)(3)    2,777          18.1%       2,479            93             131           74
    Consumer and commercial (3)                  372           2.5%         343             4              24            1
  Mortgage-backed securities (2)(3)            2,291          14.9%       1,466           290             392          143
  Investment securities (4)                      532           3.5%         532             -               -            -
  Other assets (5)                               574           3.7%         268             -               -          306
                                           -----------     --------      ---------    ----------       ---------    ---------
        Total interest-earning assets         15,340         100.0%       8,922         1,841           3,379         1,198
                                                            =======      ---------    ----------       ---------    ---------
Non-interest-earning assets                      689
                                           -----------
Total assets                                 $16,029
                                            ==========

INTEREST-BEARING LIABILITIES:
  Deposits:
    Checking (6)                            $  1,518          10.3%         135             123           662           598
    Savings (6)                                  433           2.9%          31              29           169           204
    Money market (6)                           2,178          14.8%         382             315         1,164           317
    Certificates (4)                           5,414          37.0%       2,755           2,038           619             2
  Borrowings:
    FHLB (4)                                   4,324          29.4%       2,584             200         1,540             -
    Other (4)                                    817           5.6%         817               -             -             -
                                           -----------       --------  ---------        ----------    ---------     ---------
        Total interest-bearing liabilities    14,684         100.0%       6,704           2,705         4,154         1,121
                                                             ========  ---------        ----------    ---------     ---------
Non-interest-bearing liabilities                 262
                                           -----------
Total liabilities                             14,946
Stockholders' equity                           1,083
                                           -----------
Total liabilities and stockholders' equity   $16,029
                                            ==========

Maturity GAP                                                              2,218            (864)         (775)           77
Impact of interest rate swaps (7)                                             -               -             -             -
                                                                       ---------        ----------    ---------     ---------
Adjusted GAP                                                           $  2,218         $  (864)       $ (775)      $    77

Cumulative GAP                                                         $  2,218         $ 1,354        $  579       $   656
As % of total assets                                                      13.8%            8.4%          3.6%          4.1%

June 30, 1997 Cumulative GAP                                             $1,924          $2,358          $631          $600
As % of total assets                                                      11.9%           14.5%          3.9%          3.7%

____________
  (1) Asset balances are net of loans in process.
  (2) ARM loans are predominantly included in the "within 6 months" and "over 6 to 12 months" categories, as they are subject to an interest adjustment every month, six months, or twelve months, depending upon terms of the applicable note.
  (3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 18.0% and 19.3% on its fixed-rate and adjustable-rate portfolios, respectively. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from the Company's historical experience.
  (4) Based on the contractual maturity of the instrument.
  (5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.
  (6) In accordance with standard industry practice and the Company's own historical experience, a decay factor, used to estimate deposit runoff, of 40% (CPR) per year has been applied to these deposits.
  (7) No interest rate swaps were outstanding at December 31, 1997.